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                                     EXHIBIT 99.1

[PRIME GROUP LOGO]



Company   Richard S. Curto              William M. Karnes
Contacts: President and                 Executive Vice President
          Chief Executive Officer       Chief Financial Officer
          312/917-1300                  312/917-1300

FOR IMMEDIATE RELEASE

                         PRIME GROUP REALTY TRUST MODIFIES
                       SERIES A CONVERTIBLE PREFERRED SHARES

Chicago, April 13, 1999 - Prime Group Realty Trust (NYSE:PGE) (the "Company") announced today that it has entered into an agreement which will contractually modify the terms of its $40 million of Series A Convertible Preferred Shares. Under the terms of the existing agreement, the holders of the Series A Shares had the right to cause the Company to redeem their shares at a price of $20.00 per share if for two consecutive quarters (i) the ratio of the Company's debt plus non-convertible preferred shares divided by its total market capitalization exceeded 65%, or (ii) its fixed charges coverage ratio fell below 1.4. The new agreement eliminates the Debt-to-Market Cap Covenant. In exchange, the holders of the Series A Shares were granted the future right to cause the redemption of their shares at a price of $20.00 per share, upon 120 days prior written notice, which redemption may occur during the period beginning January 15, 2002 and ending January 15, 2004. The Series A Shares will continue to pay an annual dividend of $1.50 per share and will continue to be convertible into common shares on a one for one basis. The Company also will make a $400,000 one-time payment as part of this transaction.

The Company views this transaction as positive because it removes a covenant which may be triggered by a decrease in the price of the common shares of the Company rather than an increase in the debt or preferred shares of the Company.

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company's portfolio consists of 27 office properties, containing an aggregate of 8.2 million net rentable square feet and 48 industrial properties containing an aggregate of 6.1 million net rentable square feet. The portfolio also includes 225 acres of developable land and rights to acquire more than 325.8 additional acres of developable land which management believes could be developed with approximately 12.3 million rentable square feet of additional office and industrial space.

This press release contains certain forward-looking statements. The words "believe", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. These statements involve risks and uncertainties and actual results may vary. For further information, reference should be made to Prime Group Realty Trust's filing with the Securities and Exchange Commission.


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